Exhibit 15.1
Board of Directors and Shareholders
Park-Ohio Holdings Corp.
We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Park-Ohio Holdings Corp. for the registration of $100 million shares of its common stock or debt securities of our reports dated May 8, 2009 and August 10, 2009, relating to the unaudited condensed consolidated interim financial statements of Park-Ohio Holdings Corp. that are included in its Forms 10-Q for the quarters ended March 31, 2009 and June 30, 2009.
/s/ Ernst & Young LLP
Cleveland, Ohio
August 21, 2009